Exhibit 5.1

August 1, 2017

Clementia Pharmaceuticals Inc.

4150 Sainte-Catherine Street West, Suite 550

Montreal (Québec) H3Z 2Y5

Dear Sirs/Mesdames:

Re: Clementia Pharmaceuticals Inc.:

We have acted as counsel to Clementia Pharmaceuticals Inc., a corporation governed by the Canada Business Corporations Act (the “Corporation”), in connection with the (i) Registration Statement on Form F-1 (File No. 333-219066) (as amended through the date hereof, the “Initial Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a second Registration Statement on Form F-1 filed by the Corporation pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with the filing of the 462(b) Registration Statement, relating to the registration of up to 9,200,000 shares of the common stock, without par value, of the Corporation (the “Securities”), which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares, if any. The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) by and between the Corporation, Morgan Stanley & Co. LLC, Leerink Partners LLC, Wedbush PacGrow Life Sciences and BTIG, LLC.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Corporation, public officials and other appropriate persons.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons Canada LLP

Dentons Canada LLP